As filed with the Securities and Exchange Commission on May 17, 2017

Registration No. 333-135696

Registration No. 333-160171

Registration No. 333-183656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-135696

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-160171

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-183656

UNDER

THE SECURITIES ACT OF 1933

STATE STREET CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2456637
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Lincoln Street Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan

2017 Stock Incentive Plan

(Full Title of the Plans)

JEFFREY N. CARP Executive Vice President and Chief Legal Officer State Street Corporation One Lincoln Street Boston, Massachusetts 02111	DAVID C. PHELAN Executive Vice President and General Counsel State Street Corporation One Lincoln Street Boston, Massachusetts 02111

(Name and Address of Agent For Service)

(617) 786-3000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On July 11, 2006, State Street Corporation (the “registrant”) filed a registration statement on Form S-8 (Registration No. 333-135696) with the Securities and Exchange Commission (the “Commission”) to register 20,000,000 shares of the registrant’s Common Stock, $1.00 par value per share (the “Common Stock”), authorized and issuable under the registrant’s 2006 Equity Incentive Plan (as amended, the “Prior Plan”). The registrant paid a registration fee of $123,478 at that time to register such shares of Common Stock. On June 23, 2009 and August 31, 2012, the registrant filed a registration statement on Form S-8 (Registration Nos. 333-160171 and 333-183656, respectively) to register an additional 17,000,000 and 15,500,000 shares of Common Stock, respectively, issuable pursuant to the Prior Plan. The registrant paid registration fees of $42,891 and $73,273, respectively, to register such shares of Common Stock. The registration statements on Form S-8 filed in connection with the Prior Plan are referred to herein collectively as the “Registration Statements.” The Registration Statements also covered any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On May 17, 2017 (the “Approval Date”), the shareholders of the registrant approved the registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) at the registrant’s 2017 annual meeting of shareholders (the “Annual Meeting”). Effective as of the Approval Date, no new awards may be granted under the Prior Plan. However, the 2017 Plan provides that up to 28,500,000 shares of Common Stock as is equal to the sum of (a) the number of shares reserved for issuance under the Prior Plan that remained available for grant under the Prior Plan immediately prior to the Annual Meeting and (b) the number of shares subject to awards granted under the Prior Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right will become available for issuance under the 2017 Plan (the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the registrant disclose a material change in the plan of distribution as it was disclosed in the Registration Statements, the registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to reflect that, as of the Approval Date, the Carryover Shares will no longer be issued under the Prior Plan and may instead be issued under the 2017 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statements, the registrant is filing a Registration Statement on Form S-8 to register 8,300,000 shares of Common Stock authorized for issuance pursuant to the 2017 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(1)	(i)	he or she conducted himself or herself in good faith; and

	(ii)	he or she reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and

	(iii)	in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2)	he or she engaged in conduct for which he or she shall not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation.

(1)	to the same extent as a director; and

(2)	if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Clause (2) immediately above, however, applies to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to purchase and maintain insurance on behalf of its directors and officers against liabilities asserted against or incurred by them in these capacities or arising from his or her status as a director or officer.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws provides that the articles of organization of a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to shareholders, or (d) for any transaction from which the director derived an improper personal benefit. The registrant has included such a provision in its articles of organization.

The registrant’s articles of organization (Article 6) provides the following:

“The corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, or incurred by any such person in defending any such action, suit or proceeding, shall be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

As to any matter disposed of by settlement by such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director”, “officer”, “employee”, “agent”, and “trustee” include their respective executors, administrators and other legal representatives, an “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article Six shall not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended. If Massachusetts law is hereafter amended to authorize the further limitation of the legal liability of the directors of this corporation, the liability of the directors shall then be deemed to be limited to the fullest extent then permitted by Massachusetts law as so amended. Any repeal or modification of this paragraph of this Article Six which may hereafter be effected by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director for acts or omissions prior to such repeal or modification.”

The registrant has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the registrant or in connection with his or her service at the request of the registrant for another corporation or entity. The indemnification agreements also establish the procedures that will apply in the event a director or officer makes a claim for indemnification. Additionally, certain of the directors and executive officers of the registrant have entered into indemnification agreements with State Street Bank and Trust Company, relating to their service as directors and executive officers of State Street Bank and Trust Company and with substantially similar terms as those described above.

In addition, the registrant maintains a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registrant Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on this 17th day of May, 2017.

STATE STREET CORPORATION

By:	/s/ Eric W. Aboaf
Name:	Eric W. Aboaf
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of State Street Corporation, hereby severally constitute and appoint Joseph L. Hooley, John J. Slyconish, David C. Phelan, Jeremy Kream and Todd Gershkowitz, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 (Registration No. 333-135696), the registration statement on Form S-8 (Registration No. 333-160171) and the registration statement on Form S-8 (Registration No. 333-183656) and any and all subsequent amendments to said registration statements, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable State Street Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statements and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph L. Hooley Joseph L. Hooley	Chairman and Chief Executive Officer; Director (Principal executive officer)	May 17, 2017

/s/ Eric W. Aboaf Eric W. Aboaf	Executive Vice President and Chief Financial Officer (Principal financial officer)	May 17, 2017

/s/ Sean P. Newth Sean P. Newth	Senior Vice President, Chief Accounting Officer and Controller (Principal accounting officer)	May 17, 2017

/s/ Kennett F. Burnes Kennett F. Burnes	Director	May 17, 2017

/s/ Patrick de Saint-Aignan Patrick de Saint-Aignan	Director	May 17, 2017

/s/ Lynn A. Dugle Lynn A. Dugle	Director	May 17, 2017

/s/ Amelia C. Fawcett Amelia C. Fawcett	Director	May 17, 2017

/s/ William C. Freda William C. Freda	Director	May 17, 2017

/s/ Linda A. Hill Linda A. Hill	Director	May 17, 2017

/s/ Sean O’Sullivan Sean O’Sullivan	Director	May 17, 2017

/s/ Richard P. Sergel Richard P. Sergel	Director	May 17, 2017

/s/ Gregory L. Summe Gregory L. Summe	Director	May 17, 2017

INDEX TO EXHIBITS

Number	Description

4.1	Restated Articles of Organization, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-07511) filed with the Commission on February 17, 2017 and incorporated herein by reference)

4.2	By-Laws, as amended (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-07511) filed with the Commission on October 20, 2015 and incorporated herein by reference)

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

15	Acknowledgement Letter from Ernst & Young LLP for the quarter ended March 31, 2017

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	State Street Corporation 2006 Equity Incentive Plan, as amended (filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K (File No. 001-07511) for the year ended December 31, 2014 and filed with the Commission on February 20, 2015 and incorporated herein by reference)

99.2	State Street Corporation 2017 Stock Incentive Plan (filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 17, 2017 and incorporated herein by reference)